UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2007
TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States	000-52313	62-0474417
created by an act of Congress	Commission file	(I.R.S. Employer Identification No.)
(State or other jurisdiction of	number
incorporation or organization)

400 W. Summit Hill Drive	37902
Knoxville, Tennessee	(Zip Code)
(Address of principal executive offices)
(865) 632-2101
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 3, 2007, TVA announced the appointment of Kimberly S. Greene as Chief Financial Officer and Executive Vice President, Financial Services (“CFO”). Her appointment is effective September 1, 2007. Ms. Greene will be responsible for directing and controlling TVA’s financial plans and policies, its accounting practices, and its relationships with lending institutions and the financial community. Additionally, she will be responsible for developing and implementing TVA’s financial policies, strategies, and procedures to ensure they are consistent with TVA’s objectives. John M. Hoskins, who has been serving as Interim CFO since November 2006, will return to his position as Senior Vice President and Treasurer.
Ms. Greene, age 40, has been Senior Vice President, Finance, and Treasurer at Southern Company Services, an energy company located in Atlanta, Georgia, since 2003. In that position, she is responsible for directing the following business areas: financial planning and analysis, enterprise risk management, capital markets and leasing, treasury, and investor relations. Ms. Greene joined Southern Company Services in 1991 as a mechanical engineer and progressed through various areas of engineering, including fossil and hydro, combustion turbine, and nuclear design. In 1994, she moved to Southern Energy Inc., now Mirant. While there, she served in a number of roles and was responsible, among other things, for asset management and coordination of transmission system loads with adjoining utilities. In 2002, Ms. Greene moved to Southern Company Generation and Energy Marketing as director of portfolio management. She was named treasurer of Southern Company Services in 2003.
Ms. Greene has a B.S. degree in engineering science and mechanics from the University of Tennessee, a M.S. degree in biomedical engineering from the University of Alabama at Birmingham, and a M.B.A degree from Samford University in Birmingham.
Ms. Greene will receive an annual salary of $500,000.
She will be included in TVA’s Executive Annual Incentive Plan (beginning with fiscal year 2007), with an annual incentive opportunity of zero to 65 percent of her annual salary, and in TVA’s Long-Term Incentive Plan (beginning with the performance cycle of fiscal years 2005-2007 ending in fiscal year 2007), where her award opportunity will be zero to 65 percent of her annual salary. Her awards under both plans will be prorated for the cycles ending in fiscal year 2007.
Ms. Greene will also participate in TVA’s Supplemental Executive Retirement Plan (“SERP”). She will be granted 15 years of credited service under SERP, and the prior employer offset will be waived. In the event Ms. Greene voluntarily terminates her employment with TVA or is terminated for cause prior to satisfying a five-year vesting requirement, she will not be entitled to receive benefits under SERP. In the event of termination for any other reason prior to five years of employment, the five-year vesting requirement will be waived.
Additionally, under a Long-Term Deferred Compensation Plan, an initial amount of $280,000 will be credited to an account for Ms. Greene as soon as practicable after her employment begins, and she will be vested in this amount at that time. Also, under this plan, $100,000 will be credited to her account each October 1 from 2008 through 2010, and these amounts will vest if Ms. Greene remains employed at TVA until September 30, 2011.
If TVA’s current Chief Executive Officer no longer occupies that position and Ms. Greene is asked to leave TVA employment or she terminates TVA employment because she is asked to take a position with TVA other than CFO, TVA will pay Ms. Greene a lump-sum payment in an amount equal to two years’ annual salary and two years’ executive annual incentive based on assumed achievement of mid-level performance goals. This provision will not apply in the event Ms. Greene’s employment is terminated for cause.
Ms. Greene will also receive a vehicle allowance of approximately $11,700 per year, reasonable travel and moving expenses, and a one-time relocation incentive of $90,000, which must be repaid if she voluntarily leaves TVA’s employment within a year or is terminated for cause.
There are no family relationships between Ms. Greene and any director, executive officer, or person nominated or chosen to become a director or executive officer of TVA. Ms. Greene is not party to, and does not have a direct or indirect material interest in, any transactions or arrangements with TVA other than in connection with her employment as described in this report.
A copy of TVA’s press release, dated August 3, 2007, concerning the appointment of Ms. Greene as CFO is attached as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	August 3, 2007 TVA news release announcing the appointment of Kimberly S. Greene as TVA’s Chief Financial Officer and Executive Vice President, Financial Services

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority (Registrant)
Date: August 8, 2007	/s/ John M. Hoskins
John M. Hoskins
Interim Chief Financial Officer and Executive Vice President, Financial Services

EXHIBIT INDEX
     This exhibit is filed pursuant to Item 5.02 hereof.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	August 3, 2007 TVA news release announcing the appointment of Kimberly S. Greene as TVA’s Chief Financial Officer and Executive Vice President, Financial Services